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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                        Commission File Number 1-5492-1


                            Cerion Technologies Inc.
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             (Exact name of registrant as specified in its charter)

                1401 Interstate Drive, Champaign, Illinois 61822
                                 (217) 359-3700
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record (of interests in Cerion's liquidating trust) as of the certificate or notice date: 85

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cerion Technologies Inc. has caused this Certification and Notice of Termination to be signed on its behalf by the undersigned duly authorized person.

DATE:   February 12, 1999                   BY:  /s/ Richard A. Clark
      ---------------------                      -----------------------
                                                 Richard A. Clark
                                                 Vice President-Finance,
                                                 Chief Financial Officer
                                                   and Treasurer